EXHIBIT 3

                                 Article IV

                              Indemnification.



          SECTION 4.01.       Indemnification.
                              ---------------

          (1) The Company shall in all cases indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which that person shall have been finally adjudicated:

          (A) Not to have acted honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the Company or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries; or

          (B) With respect to any criminal action or proceeding, to have had reasonable cause to believe that that person's conduct was unlawful.

          The termination of any action, suit or proceeding by judgment, order or conviction adverse to that person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that that person did not act honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the Company or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that that person's conduct was unlawful.

          (2) Any provision of subsection (1) to the contrary notwithstanding, to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (1), or in defense of any claim, issue or matter therein, that director, officer, employee or agent shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by that director, officer, employee or agent in connection therewith.

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          (3)  In the case of a person entitled to indemnification under subsection 1, expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall in all cases be authorized and promptly paid by the Company, even in advance of the final disposition of that action, suit or proceeding upon receipt by the Company of:

          (A) A written undertaking by or on behalf that person to repay that amount if that person is finally adjudicated:

          (i) Not to have acted honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the Company or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of such plan or trust or its participants or beneficiaries;

          (ii) With respect to any criminal action or proceeding, to have had reasonable cause to believe that the person's conduct was unlawful; or

          (iii) With respect to any claim, issue or matter asserted in any action, suit or proceeding brought by or in the right of the Company, to be liable to the Company, unless the court in which that action, suit or proceeding was brought permits indemnification in accordance with subsection 2; and

          (B) A written affirmation by that person that the person has met the standard of conduct necessary for indemnification by the Company as authorized in this Article IV.

          The undertaking required by paragraph A shall be an unlimited general obligation of the person seeking the advance, but need not be secured and may be accepted without reference to financial ability to make the repayment.

          (4) The indemnification and entitlement to advances of expenses provided by this Article IV shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent, trustee, partner or fiduciary and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (5) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability

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asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the Company would have the power to indemnify that person against such liability under this Article IV.

          (6) Amendment, alteration or repeal of this Article IV shall not have the effect of reducing or disallowing indemnification or entitlement to advances with respect to any occurrence, transaction, other course of conduct or failure to act which shall have occurred prior to the date of such amendment, alteration or repeal.

          (7) For purposes of this Article IV, references to "the Company" shall include, in addition to the surviving corporation or new corporation, any participating corporation in a consolidation or merger.